Exhibit 3.1

Secretary State of Nevada /Logo/ Corporate Charter

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that

ASIA PROJECTS CORPORATION did on September 27, 2004 file in this office the original

Articles of Incorporation; the said Articles are now on file and of record in the office of the

Secretary of State of the State of Nevada, and further, that said Articles contain all the provision required by the law of said State Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on September 27, 2004.

/s/Dean Heller Dean Heller Secretary of State By /s/ Certification Clerk

/SEAL/